Exhibit 99.1

Contact:	F. Michael Johnson
Chief Financial Officer
(251) 431-7813

BANCTRUST FINANCIAL GROUP, INC. REPORTS

SECOND QUARTER 2008 EARNINGS

MOBILE, Ala. (July 25, 2008) - BancTrust Financial Group, Inc. (NASDAQ: BTFG) today reported an increase in net income to $1.8 million for the second quarter ended June 30, 2008 compared to net income of $1.3 million in the second quarter of 2007. Net income per diluted share was $0.10 in the second quarter of 2008 compared with $0.11 in the second quarter of 2007. The decrease in per share earnings was due to a 55% increase in average diluted shares outstanding related to the acquisition of The Peoples BancTrust Company, Inc. in October 2007. More information about this acquisition is found below under the heading "Accounting Treatment for Peoples BancTrust Acquisition."

Net income for the first six months of 2008 increased to $4.5 million, or $0.26 per diluted share, compared with $3.7 million, or $0.33 per diluted share, for the first six months of 2007. The 2008 results include a one-time first quarter pre-tax gain of $1.1 million on the sale of an interest rate contract acquired as part of the Peoples' transaction.

BancTrust also announced that its Board of Directors declared a dividend of $0.13 per share, payable October 1, 2008, to shareholders of record as of September 12, 2008.

"We remain focused on growing earnings by improving credit quality and enhancing our operating efficiency," stated W. Bibb Lamar, Jr., President and Chief Executive Officer of BancTrust Financial Group, Inc. "Our credit quality remained stable in the second quarter resulting in a lower loan loss provision and lower charge-offs compared with the linked first quarter of this year. We improved our cost structure by merging our Alabama and Florida subsidiary banks as of June 30, 2008. Going forward, BancTrust will operate as a one-bank holding company, thereby affording us further operating efficiencies."

Second Quarter Results

Total interest revenue increased 15.5% to $27.6 million in the second quarter of 2008 compared with $23.9 million in the second quarter of 2007. The growth resulted from a 52.8% increase in our second quarter average loan portfolio, primarily a result of the Peoples acquisition. The greater loan volume was partially offset by a 36 basis point decline in the net interest margin which was 3.60% at the end of the second quarter 2008. Since December 31, 2007, our net loans are down 4.5%, or $73.1 million, to $1.5 billion due to a slowdown in several of our markets and to an increase in other real estate owned.

"The decline in our net interest margin slowed in the second quarter of 2008 because of a more stable interest rate environment," continued Mr. Lamar. "Our margin remains below our target levels as a result of more non-performing loans since last year and our plan to slow loan growth this year. Our focus remains on improving credit quality rather than growing our loan portfolio, and we plan to maintain that focus until we see renewed strength of the economy in our markets. We believe this is an important part of our strategy to protect our capital base."

Net interest revenue rose 32.5% to $16.2 million in the second quarter of 2008 compared with $12.2 million in the second quarter of 2007. The increase was due largely to higher average loan balances resulting from the Peoples acquisition, but was partially offset by a decline in the net interest margin. Approximately 60.2% of our loan portfolio bears variable interest rates, and we expect our margin to remain relatively stable if interest rates remain at the current levels or increase in the future.

The provision for loan losses declined 18.8% to $2.4 million in the second quarter of 2008 compared with $2.9 million in the second quarter of 2007. The provision for loan losses was also down from $2.9 million in the linked first quarter of 2008. For the first six months of 2008, the provision for loan losses was $5.3 million compared with net charge-offs of $4.4 million, providing additional reserves which grew the Company's allowance for loan losses to $24.6 million at June 30, 2008. At the end of the second quarter 2008, our allowance for loan losses to net loans improved to 1.58% compared with 1.51% at March 31, 2008.

"Our non-performing assets were up only 1.5% to $85.9 million in the second quarter compared with $84.6 million in the first quarter of this year," continued Mr. Lamar. "The majority of our credit issues are with Gulf Coast properties and we continue to monitor these closely. Our special assets team is very proactive in monitoring credit quality throughout our system to minimize future credit losses."

Total non-interest revenue rose 64.7% to $5.2 million in the second quarter of 2008 compared with $3.2 million in the second quarter of 2007. Trust revenue rose 35.1% to $1.0 million; service charges on deposit accounts increased to $2.8 million; and other income, charges and fees were up 47.6% to $1.4 million, all compared with the second quarter of 2007. The increase in non-interest income resulted in part from organic growth, but is primarily attributable to the Peoples acquisition. The increase was tempered by a decline in mortgage origination fees which were $180 thousand less compared with the second quarter of 2007.

Total non-interest expense increased 51.4% to $16.4 million in the second quarter of 2008 compared with $10.8 million in the prior year second quarter. The increase resulted from the acquisition of Peoples and the effect of the purchase accounting treatment, including a $761 thousand increase in intangible amortization costs, offset partially by improved operating efficiencies since last year.

"We have eliminated over $5 million in expenses since last year by integrating Peoples' operations," noted Mr. Lamar. "We expect to reduce our non-interest costs by another $1 million on an annualized basis as we realize savings from additional operating efficiencies and leveraging the merger of our bank charters. The Florida bank charter merger was completed effective June 30, 2008. We remain intent on improving our operating efficiency as a one-bank holding company."

BancTrust previously announced the sale of three branch offices located in the Tuscaloosa, Alabama market. The branches were acquired as part of the Peoples transaction. The sale is expected to close in late August 2008. We expect the sale to allow us to better focus on markets where BancTrust has a greater presence. The transaction will have a minimal but positive effect on tangible equity and the regulatory capital ratios of the Company. Our Board and Management will continue to monitor both internal and external conditions in order to maintain and strengthen the financial condition of the Company in view of the uncertain economic environment in which we are operating.

Income before taxes rose 62.6% to $2.6 million in the second quarter of 2008 compared with $1.6 million in the second quarter of 2007. Net income for the second quarter of 2008 was $1.8 million compared with net income of $1.3 million in the second quarter of 2007. Net income per share for the second quarter of 2008 was $0.10 on 17.7 million diluted average shares outstanding compared with $0.11 per diluted share in the second quarter of 2007 on 11.4 million diluted average shares outstanding.

Book value per share increased to $14.12 at June 30, 2008, compared with $12.48 at June 30, 2007. Average shareholders' equity was $249.3 million at June 30, 2008, compared with $142.7 million at June 30, 2007.

Six Months Results

Net income for the first six months of 2008 increased 22.1% to $4.5 million compared with $3.7 million for the first six months of 2007. Net income per diluted share was $0.26 for the first six months of 2008 compared with $0.33 for the same period in 2007. Per share earnings declined from 2007 to 2008 as a result of a 55.2% increase in diluted average shares outstanding to 17.7 million, up from 11.4 million for the first six months of 2007. The increase in shares outstanding was primarily due to shares issued in the acquisition of Peoples in October 2007.

Net interest revenue increased 36.0% to $33.0 million in the first six months of 2008 compared with $24.3 million in the first six months of 2007. The growth in interest income was due to a 47.9% increase in average earnings assets to $1.9 billion resulting primarily from the Peoples acquisition.

The provision for loan losses rose to $5.3 million in the 2008 period compared with $3.7 million in the 2007 period. The increase in the provision since last year was primarily due to an increase in non-performing assets in our Florida market. At June 30, 2008, non-performing assets totaled $85.9 million compared with $35.0 million at June 30, 2007.

Non-interest income increased 93.2% to $11.9 million in the first six months of 2008 compared with $6.2 million in the first six months of 2007, primarily as a result of the Peoples acquisition.

In today's volatile markets, we believe our acquisition of Peoples has brought us a measure of market stability, as it has diluted somewhat our exposure to the economic conditions in our immediate Gulf Coast markets.

BancTrust Stock Added to Russell 2000 Index

BancTrust's stock was added to the Russell 2000 index effective June 27, 2008. The Russell 2000 Index is reconstituted annually and represents approximately 2000 of the smallest issuers as a subset of the Russell 3000 Index. Russell primarily uses market capitalization for inclusion in these indexes.

Accounting Treatment for Peoples BancTrust Acquisition

The acquisition of Peoples was accounted for under the purchase accounting method as required by United States generally accepted accounting principles. Under this method of accounting, the financial statements of the Company do not reflect results of operations or the financial condition of Peoples prior to October 15, 2007, the date of acquisition. The acquisition has made comparison to prior-year periods less useful as a means of judging the Company's performance.

About BancTrust Financial Group, Inc.

BancTrust Financial Group, Inc. is now a one-bank holding company headquartered in Mobile, Alabama. The Company provides an array of traditional financial services through 44 bank offices in the southern two-thirds of Alabama and 10 bank offices in northwest Florida. BancTrust's common stock is listed on the NASDAQ Global Select Market under the symbol BTFG.

Additional information concerning BancTrust Financial Group can be accessed at www.btfginc.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words such as "expect," "may," "could," "intend," "project," "schedule," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval or financing for any proposed acquisition or other strategic or capital raising transactions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of its forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2008	2008	2007	2008	2007

EARNINGS:
Interest revenue	$27,622	$30,994	$23,920	$58,616	$47,670
Interest expense	11,458	14,135	11,720	25,593	23,390

Net interest revenue	16,164	16,859	12,200	33,023	24,280

Provision for loan losses	2,382	2,929	2,933	5,311	3,719

Trust revenue	1,000	1,000	740	2,000	1,473
Service charges on deposit accounts	2,753	2,817	1,462	5,570	2,675
Securities gains	41	7	0	48	0
Gain on sale of interest rate floor	0	1,115	0	1,115	0
Other income, charges and fees	1,448	1,745	981	3,193	2,026
Total non-interest revenue	5,242	6,684	3,183	11,926	6,174

Salaries, pensions and other employee benefits	7,603	8,446	5,558	16,049	11,337
Net occupancy, furniture and equipment expense	3,148	2,991	1,678	6,139	3,364
Intangible amortization	948	824	187	1,772	374
Other non-interest expense	4,712	4,450	3,420	9,162	6,535
Total non-interest expense	16,411	16,711	10,843	33,122	21,610
Income before income taxes	2,613	3,903	1,607	6,516	5,125
Income tax expense	836	1,155	351	1,991	1,418
Net income	$1,777	$2,748	$1,256	$4,525	$3,707

Earnings per share:
Total
Basic	$0.10	$0.16	$0.11	$0.26	$0.33
Diluted	0.10	0.16	0.11	0.26	0.33

Cash dividends declared
per share	$0.13	$0.13	$0.13	$0.26	$0.26

Book value per share	$14.12	$14.32	$12.48	$14.12	$12.48

Common shares outstanding	17,535	17,526	11,197	17,535	11,197
Basic average shares outstanding	17,535	17,522	11,191	17,529	11,185
Diluted average shares outstanding	17,697	17,649	11,385	17,673	11,387

STATEMENT OF CONDITION:	06/30/08	03/31/08	12/31/07	06/30/07
Cash and cash equivalents	$77,124	$121,118	$128,781	$140,769
Securities available for sale	222,082	225,775	245,877	116,208
Loans and loans held for sale	1,560,449	1,576,894	1,632,676	1,027,043
Allowance for loan losses	(24,642)	(23,888)	(23,775)	(19,259)
Goodwill	98,463	96,543	95,643	41,793
Other intangible assets	11,205	12,153	12,978	2,621
Other assets	179,630	171,261	147,914	79,389
Total assets	$2,124,311	$2,179,856	$2,240,094	$1,388,564

Deposits	$1,703,332	$1,767,481	$1,827,927	$1,158,039
Short term borrowings	16,242	548	4,198	4,438
FHLB borrowings and long term debt	134,607	134,960	137,341	75,521
Other liabilities	22,476	25,815	21,108	10,838
Shareholders' equity	247,654	251,052	249,520	139,728
Total liabilities and shareholders' equity	$2,124,311	$2,179,856	$2,240,094	$1,388,564

	Quarter Ended			Six Months Ended
	06/30/08	03/31/08	06/30/07	06/30/08	06/30/07
AVERAGE BALANCES:
Total assets	$2,127,484	$2,178,918	$1,408,471	$2,153,201	$1,405,633
Earning assets	1,819,174	1,889,782	1,256,994	1,854,478	1,254,022
Loans	1,570,840	1,605,924	1,027,950	1,588,382	1,020,171
Deposits	1,710,582	1,765,154	1,166,321	1,737,868	1,159,337
Shareholders' equity	249,270	249,880	142,721	249,575	141,090

PERFORMANCE RATIOS:

Return on average assets	0.34%	0.51%	0.36%	0.42%	0.53%
Return on average equity	2.87%	4.42%	3.53%	3.65%	5.30%
Net interest margin (tax equivalent)	3.60%	3.62%	3.96%	3.61%	3.97%
Efficiency ratio	75.81%	70.43%	69.58%	73.12%	70.03%

ASSET QUALITY:

Ratio of non-performing assets to total assets	4.04%	3.88%	2.52%	4.04%	2.52%
Ratio of allowance for loan losses to total loans, net of unearned income	1.58%	1.51%	1.88%	1.58%	1.88%
Net loans charged-off to average loans (annualized)	0.42%	0.71%	0.26%	0.56%	0.16%
Ratio of ending allowance to total non-performing loans	68.88%	54.85%	62.33%	68.88%	62.33%

CAPITAL RATIOS:

Average shareholders' equity to average total assets	11.72%	11.47%	10.13%	11.59%	10.04%
Dividend payout ratio	130.00%	81.25%	118.18%	100.00%	78.79%

For additional information contact: F. Michael Johnson (251) 431-7813.